Exhibit 99.1
pressrelease

Media Relations Mike Jacobsen +1 330 490-3796 michael.jacobsen@diebold.com	Investor Relations Jennifer Bako +1 330 490-6318 jennifer.bako@diebold.com
FOR IMMEDIATE RELEASE:
 May 30, 2007
DIEBOLD APPOINTS PIERCE AND MOORE TO LEADERSHIP POSTS
     NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) has promoted Leslie A. Pierce to vice president and corporate controller, and has named Michael R. Moore as vice president, corporate finance.
     Pierce will be responsible for Diebold’s global accounting functions, financial reporting and internal financial control infrastructure, as well as all external financial reporting requirements.
     In his new role, Moore will focus on a number of key initiatives critical to the long-term financial health of Diebold, including global pricing administration and the continuing establishment of regional centers that manage financial processes and help facilitate the company’s migration to the Oracle platform.
     “Both of these individuals have made significant contributions to Diebold over the course of their careers,” said Kevin J. Krakora, executive vice president and chief financial officer. “I am confident that Leslie and Mike are well prepared for the challenging responsibilities they now have, as they use their talents to strengthen Diebold’s capabilities and operations as we grow globally.”
     In her previous position at Diebold, Pierce served as vice president of accounting, compliance and external reporting. Prior to that, she served as special projects manager. Since 1993, Pierce has held various leadership roles within the company’s finance and accounting organizations. She joined Diebold in 1990 as a senior accountant. Pierce earned a bachelor’s degree in accounting at Kent State University in Kent, Ohio, and is a certified public accountant (CPA).
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DIEBOLD ANNOUNCES TWO FINANCE LEADERSHIP POSTS/PAGE 2
     Moore joined the company in 1984 as an internal auditor. He has held various management-level finance positions within the company, including director of corporate planning and analysis; vice president of finance and group controller, Diebold International; and vice president of finance and administration Diebold Brazil. Moore most recently served as vice president and corporate controller at Diebold. He earned bachelor’s degrees in accounting and history from Muskingum College, New Concord, Ohio, and a master’s degree in business administration from the University of Akron. Moore also is a CPA.
About Diebold
     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 15,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.9 billion in 2006 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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